UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 22, 2024
Star Equity Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35947	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

53 Forest Ave, Suite 101
Old Greenwich, CT 06870
(Address of principal executive offices, including zip code)

(203) 489-9500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRR	NASDAQ Global Market
Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	STRRP	NASDAQ Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On January 22, 2024, Star Real Estate Holdings USA, Inc., a wholly-owned subsidiary of Star Equity Holdings, Inc., (the “Company”) entered into a Contract of Purchase and Sale (the “Purchase Agreement”) with SP Capital Partners LLC (the “Buyer”), an unaffiliated third party (“Buyer”) pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “Sale and Leaseback Transaction”). Under the terms of the Purchase Agreement, the Company agreed to sell its property located at 300 Park Street, South Paris, Maine ( “300 Park”) to Buyer, for a total purchase price of $5.9 million. The net proceeds to be received by the Company will be reduced by transaction commissions and expenses incurred in connection with the sale.
Simultaneous with the consummation of the Purchase Agreement, the Company will enter into a commercial single-tenant triple net lease (the “Lease Agreement”) with Buyer pursuant to which a wholly-owned subsidiary of the Company, will lease back from Buyer 300 Park for a term commencing on the consummation of the Sale and Leaseback Transaction and ending 20 years after the consummation of the Sale and Leaseback Transaction, unless earlier terminated or extended for 20 years in accordance with the terms of the Lease Agreement. The Company will also be responsible for all monthly expenses related to the leased facilities, including insurance premiums, taxes and other expenses, such as utilities.
The Company anticipates that the close of the Purchase Agreement and Lease Agreement will occur in the first calendar quarter of 2024, subject to satisfaction of certain customary closing conditions and contingencies for transactions of this type. Such contingencies include satisfactory title and insurance commitment and review by the Buyer, satisfactory survey review, satisfactory Phase 1 Environmental Site Assessment review, the Buyer’s ability to obtain appropriate financing, and satisfaction of other due diligence items as set forth in the Purchase Agreement. There will be no disruption of the Company’s operations as a result of the Sale and Leaseback Transaction, as the Company will continue to operate a factory at 300 Park pursuant to the Lease Agreement.
The foregoing summaries of the Purchase Agreement and the Lease Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the form of the Lease Agreement, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and which are incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated January 25, 2024
10.1*	Agreement for Purchase and Sale of 300 Park, dated as of January 22, 2024*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The schedules and exhibits to this Exhibit have been omitted. The Company agrees to furnish a copy of the omitted schedules and exhibits to the Securities and Exchange Commission on a supplemental basis upon its request

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Equity Holdings, Inc.

By:	/s/ Richard K. Coleman, Jr.
Richard K. Coleman, Jr. Chief Executive Officer
Date:     January 25, 2024